EXHIBIT 99.1

CorEnergy Announces Exercise of Over-Allotment Option for Follow-on Offering

FOR IMMEDIATE RELEASE

LEAWOOD, Kan. – January 16, 2014 – CorEnergy Infrastructure Trust, Inc. (“CorEnergy”) (NYSE: CORR) today announced that the underwriters of its previously announced public offering of common stock have exercised in full their over-allotment option to purchase an additional 975,000 shares of common stock at $6.50 per share, less the underwriting discount.

Net proceeds from the exercise of the option will be approximately $6 million. Including the public offering and over-allotment, CorEnergy now has 31,631,163 shares outstanding. The closing of the over-allotment option exercise is expected to occur on January 21, 2014, subject to customary closing conditions.

BofA Merrill Lynch is acting as the sole book-running manager for the offering. KeyBanc Capital Markets and Stifel are acting as co-managers for the offering.

The shares of common stock were offered pursuant to an effective shelf registration statement that the Company previously filed with the U.S. Securities and Exchange Commission under the name Tortoise Capital Resources Corp. Electronic copies of the preliminary prospectus supplement and accompanying base prospectus are available from the SEC website at www.sec.gov.

Hard copies of the preliminary prospectus supplement and base prospectus related to the offering can be obtained from: BofA Merrill Lynch, 222 Broadway, New York, NY 10038 Attn: Prospectus Department or email dg.prospectus_requests@baml.com.

Safe Harbor Statement
This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Forward-Looking Statements
This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy’s reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

Contact Information:
Katheryn Mueller, Investor Relations, 877-699-CORR (2677), info@corridortrust.com

4200 W. 115th Street Suite 210 Leawood, KS  66211/Main: 913-387-2790/Main: 913-387-2791/corridortrust.com